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Exhibit 1

ERP OPERATING LIMITED PARTNERSHIP
(an Illinois limited partnership)

$300,000,000 4.750% Notes due 2009

TERMS AGREEMENT

Dated: June 2, 2004

To:
ERP Operating Limited Partnership
c/o Equity Residential
Two North Riverside Plaza
Chicago, Illinois 60606
Attention: David J. Neithercut

Ladies and Gentlemen:

        We (the "Representatives") understand that ERP Operating Limited Partnership, an Illinois limited partnership ("ERP"), proposes to issue and sell $300,000,000 aggregate principal amount of 4.750% Notes due 2009 (the "Underwritten Securities"). Subject to the terms and conditions set forth or incorporated by reference herein, the Underwriters named below (the "Underwriters") severally, and not jointly, agree to purchase the respective amounts of the Underwritten Securities set forth below opposite their respective names, at the purchase price set forth below.

Underwriter	Principal Amount of Underwritten Securities
Citigroup Global Markets Inc.	$120,000,000
J. P. Morgan Securities Inc.	120,000,000
PNC Capital Markets, Inc.	21,000,000
Wells Fargo Brokerage Services, LLC	21,000,000
SunTrust Capital Markets, Inc.	9,000,000
ABN AMRO Incorporated	9,000,000

Total	$300,000,000

        The Underwritten Securities shall have the following terms:

Title:	4.750% Notes due 2009
Principal Amount to be Issued:	$300,000,000
Currency:	U.S. Dollars
Current Ratings:	Baa1 by Moody's Investors Services, Inc. BBB+ by Standard & Poor's Ratings Services
Form:	Registered book-entry form
Price to Public:	The Underwriters will offer the Underwritten Securities from time to time for sale in negotiated transactions, or otherwise, at varying prices to be determined at the time of each sale
Purchase Price:	98.943% of the principal amount of the Underwritten Securities
Stated Maturity Date:	June 15, 2009
Interest Rate:	4.750% per annum
Interest Payment Dates:	Interest on the Underwritten Securities will be payable semi-annually in arrears, on June 15 and December 15 of each year, beginning December 15, 2004
Record Dates:	The close of business on the June 1 and December 1 preceding the applicable Interest Payment Date

Redemption:
ERP may redeem the Underwritten Securities, at any time, in whole or, from time to time, in part, at the election of ERP, at a redemption price equal to the sum of (i) the principal amount of the Underwritten Securities being redeemed plus accrued interest thereon to the redemption date and (ii) the Make-Whole Amount (as defined in the Prospectus relating to such Underwritten Securities), if any, with respect to such Underwritten Securities (collectively, the "Redemption Price"). Notice of any optional redemption of any Underwritten Securities will be given to holders at their addresses, as shown in the Security Register, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the Redemption Price and the principal amount of the Underwritten Securities held by such persons to be redeemed
Reinvestment Rate:
"Reinvestment Rate" means .15% plus the arithmetic means of the yields under the respective heading "Week Ending" published in the most recent Statistical Release (as defined in the Prospectus relating to such Underwritten Securities) under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used
Sinking Fund Requirements:	None
Listing:	None
Delayed Contracts:	Not authorized
Restrictive Covenants:
ERP is required to maintain Total Unencumbered Assets (as defined in the Prospectus) of not less than 150% of the aggregate outstanding principal amount of the Unsecured Debt (as defined in the Prospectus) of ERP
Settlement Date, Time and Place:
Delivery of documents on June 4, 2004, at 9:00 a.m. New York City time at the offices of Hogan & Hartson L.L.P, 555 Thirteenth Street, N.W., Washington, D.C. 20004; delivery of funds on June 4, 2004, in accordance with DTC procedures for the Underwritten Securities

        All the provisions contained in the document attached as Annex A hereto entitled "ERP Operating Limited Partnership—Debt Securities—Standard Underwriting Provisions" are hereby incorporated by reference in their entirety herein and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. Terms defined in such document are used herein as therein defined.

[SIGNATURE PAGE APPEARS NEXT]

        Please accept this offer no later than 6:00 P.M. (New York City time) on June 2, 2004, by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.

Very truly yours CITIGROUP GLOBAL MARKETS INC.
By:	/s/ DOUGLAS W. SESLER Name: Douglas W. Sesler Title: Managing Director
J. P. MORGAN SECURITIES INC.
By:	/s/ CARL MEHLDAU Name: Carl Mehldau Title: Vice President
acting on behalf of themselves and the other named Underwriters

Accepted:

ERP OPERATING LIMITED PARTNERSHIP

By:
EQUITY RESIDENTIAL, not individually but as General
    Partner

By:
/s/ BRUCE C. STROHM
Name: Bruce C. Strohm
Title:  Executive Vice President and General Counsel

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ERP OPERATING LIMITED PARTNERSHIP (an Illinois limited partnership) $300,000,000 4.750% Notes due 2009